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                                                                  EXHIBIT 3.1



                             FIRST AMENDMENT TO THE

                       SECOND AMENDED AND RESTATED BYLAWS
                                   OF HCA INC.
                (FORMERLY KNOWN AS HCA - THE HEALTHCARE COMPANY)

         In accordance with Section 109 of the Delaware General Corporation Law, and pursuant to Article Tenth of the Restated Certificate of Incorporation of HCA Inc. (the "Company"), the Board of Directors of the Company has approved and adopted the amendment of the Second Amended and Restated Bylaws of HCA Inc. (formerly known as HCA - The Healthcare Company) (the "Bylaws"), as more specifically set forth below:

         1. Article III, Sections 13 and 14 of the Bylaws shall be deleted in its entirety, and replaced by the following:

"SECTION 13. Mandatory Board Retirement Policy. No person shall be nominated to a term of office on the Company's Board of Directors who has attained the age of 75 or more before the first day of the proposed term of office. However, the Board of Directors shall have discretion to make exceptions to the mandatory retirement policy if special circumstances warrant such an exception."

         ADOPTED AND APPROVED by the Board of Directors of the Company as of the 24th day of March, 2005.


                                            HCA INC.


                                            By:/s/ John M. Franck II
                                               ---------------------------------
                                            Name:  John M. Franck II
                                            Title:  Vice President and
                                                    Corporate Secretary